As filed with the Securities and Exchange Commission on December 22, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the Securities Act of 1933

VARCO INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0252850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 W. Sam Houston Parkway South,

Suite 1700

Houston, Texas 77042

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

VARCO INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

(Effective January 1, 2003)

(Full title of Plan)

JAMES F. MARONEY, III Vice President, Secretary and General Counsel 2000 W. Sam Houston Parkway South Suite 1700 Houston, Texas 77042 (281) 953-2200	Copy to: Regina M Schlatter, Esq. Latham & Watkins LLP 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626 (714) 540-1235
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Deferred Compensation Obligations(1)	$10,000,000	100%	$10,000,000	$809

(1)	The deferred compensation obligations to which this Registration Statement relates arise under the Varco International, Inc. Deferred Compensation Plan, as amended (the “Plan”) and are unsecured obligations of Varco International, Inc. to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

Proposed issuances to take place as soon after the effective date of the Registration Statement as obligations are incurred.

PART I

The information called for in Part I of Form S-8 is not being prepared with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Registration of Additional Securities

This Registration Statement covers an additional $10,000,000 deferred compensation obligations issuable under the Varco International, Inc. Deferred Compensation Plan (the “Plan”), formerly known as the Tuboscope Vetco International, Inc. Deferred Compensation Plan, as amended. The Company has previously registered $2,000,000 deferred compensation obligations issuable under the Plan by a Registration Statement on Form S-8 filed with the Commission on June 4, 1998, Registration No. 333-56041 (the “Prior Registration Statement”). The contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.

Item 4.     Description of Securities

Effective as of January 1, 2003, the Company terminated the right of Plan participants to invest in shares of Common Stock of the Company under the Plan. Thus, effective as of January 1, 2003, no further shares of Company Common Stock are issuable under the Plan and the issuance of any such further shares under this registration statement is hereby terminated. Shares of Company Common Stock credited to Participant Accounts as of January 1, 2003 are not affected by this termination of registration.

The Plan was recently amended to reflect, in part, the merger of the Varco Deferred Compensation Plan into the Tuboscope Vetco International, Inc. Deferred Compensation Plan, and the amendment, restatement and renaming of the plan. The following description of the deferred compensation obligations of the Company under the Plan is qualified by reference to the Plan. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.

The deferred compensation obligations incurred by the Company under the Plan are unsecured general obligations of the Company, that rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding, and are payable from the general assets of the Company. Because the Company has subsidiaries, the right of the Company, and hence the right of creditors of the Company (including Participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.

The Plan permits Participants to elect to defer a portion of the compensation otherwise payable to the Participant. Participants in the Plan are certain key or highly compensated employees of the Company or one of the Company’s subsidiaries who have been selected to participate in the Plan, and directors of the Company who elect to participate in the Plan. Any such employee can participate only if such employee’s deferrals and contributions during the Plan Year under the Company’s 401(k)/Profit Sharing Plan (the “401(k) Plan”) are restricted by applicable governmental or 401(k) Plan limitations. Contributions under the Plan may include, at the discretion of the committee appointed to administer the Plan (the “Committee”), compensation as defined under the 401(k) plan, bonuses, director fees and any other form of Committee approved remuneration. The portion of the Employee Participant’s compensation that is deferred under the Plan depends on the Participant’s contribution election in effect at the beginning of the Plan Year. To the extent the amount contributed under the 401(k) Plan would result in a Employee contribution in excess of the maximum contribution permitted under applicable provision of the Internal Revenue Code of 1986, as amended (the “Code”), the excess contribution for that Employee Participant is deferred under the Plan. In addition, Directors are permitted to make an advance election to defer all or a portion of their Director fees under the Plan. These deferrals by Employee Participants and Director Participants are referred to herein as the “Participant Deferrals”. In addition, the Company makes a contribution (“Company Contribution”) on behalf of each Employee Participant in the form of a matching contribution of up to 4% of the Participant’s Compensation, reduced by any match allocated to the Employee Participant under the 401(k) Plan. No contributions are made by the Company under the Plan for Directors.

The sum of the Company Contributions for a Participant and such Participant’s Deferrals under the Plan represent an obligation of the Company to make payments to the Participant at some time in the future. The amount that the Company is required to pay under the terms of the Plan is equal to the sum of such Company Contributions for a Participant plus such Participant’s Deferrals, each as adjusted for hypothetical gains or losses attributable to the deemed investment of such amounts as chosen by the Participants from among designated hypothetical investment alternatives. In the absence of a designation, the Committee shall designate the deemed hypothetical investments. Currently, fifteen of the seventeen hypothetical investment alternatives available under the Plan are identical with the investment alternatives available for participant contributions under the 401(k) Plan. The hypothetical investments for Participants’ Accounts may be varied from time to time at the discretion of the Committee.

The Company Contributions (plus hypothetical gains and losses) for a Participant are reflected in a bookkeeping account identified as the Employer Account of such Participant, and the Participant’s Deferrals (plus hypothetical gains and losses) are reflected in the bookkeeping account identified as the Participant Account for the Participant. The Participant is always 100% vested in both the Employer Account and the Participant Account maintained under the Plan for such Participant.

The amounts payable to Participants under the Plan are distributed in accordance with the distribution provisions of the Plan. Distributions to Employee Participants are made upon termination of employment. These distributions are payable in a single lump sum payment, or, pursuant to an advance election by the Participant, in quarterly installments over a three, five or ten year period. Amounts retained in the Participant’s Account during such payout period continue to earn hypothetical gains and are subject to hypothetical losses. Employee In-service Distributions may be made in lump sum (i) pursuant to an advance election made by the Participant at the commencement of the Plan Year for a distribution at the beginning of the second anniversary of the last day of such Plan Year, or (ii) as soon as possible following the Participant’s election, subject to a 10% penalty permanently forfeited from the Participant’s Accounts. Directors are entitled distributions as soon as practicable after the participant Director ceases to be a Director of the Company for any reason. Such distributions are made in lump sum or installments pursuant to the Director’s election. Participants are also entitled to certain hardship distributions.

The Company reserves the right to amend or partially or completely terminate the Plan, provided that the Company is required to obtain a Participant’s consent for any such amendment or termination that would adversely affect such Participant’s rights under the Plan.

Item 5.     Experts

Ernst & Young LLP, independent auditors, have audited Varco International, Inc.’s consolidated financial statements, as amended, and schedules included in Varco International, Inc.’s Annual report on Form 10-K/A for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Varco International, Inc.’s financial statements, as amended, and schedules are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Item 8.     Exhibits

See Index to Exhibits commencing on page 7.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 19, 2003.

VARCO INTERNATIONAL, INC.

By:	/s/ John F. Lauletta

John F. Lauletta, Chairman and Chief Executive Officer

By:	/s/ James F. Maroney, III

James F. Maroney, III, Vice President, Secretary and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints John F. Lauletta and James F. Maroney III as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of December 19, 2003.

Signature	Title

/s/ John F. Lauletta John F. Lauletta	Chairman of the Board and Chief Executive Officer

/s/ Clay C. Williams Clay C. Williams	Principal Financial Officer

/s/ George Boyadjieff George Boyadjieff	Director

/s/ George S. Dotson George S. Dotson	Director

/s/ Richard A. Kertson Richard A. Kertson	Director

/s/ Eric L. Mattson Eric L. Mattson	Director

/s/ L.E. Simmons L.E. Simmons	Director

/s/ Jeffrey A. Smisek Jeffery A. Smisek	Director

/s/ Douglas E. Swanson Douglas E. Swanson	Director

/s/ Eugene R. White Eugene R. White	Director

/s/ James D. Woods James D. Woods	Director

INDEX TO EXHIBITS

EXHIBIT		PAGE
4.1	Rights Agreement, dated as of November 29, 2000 between Varco International, Inc. and Chase Mellon Shareholder Services, LLC, which includes the form of Certificate of Designations as Exhibit A, the Form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.	Note	(1)

4.2	Purchase Agreement dated as of October 1, 1991 between the Company and Baker Hughes Incorporated regarding certain registration rights.	Note	(2)

4.3	Registration Rights Agreement dated April 24, 1996 among the Company, SCF III, L.P., D.O.S. Partners L.P., Panmell (Holdings), Ltd. and Zink Industries Limited.	Note	(3)

4.4	Registration Rights Agreement dated March 7, 1997 among the Company and certain stockholders of Fiber Glass Systems, Inc.	Note	(4)

4.5	Indenture, dated as of February 25, 1998, between the Company, the Guarantors named therein and The Bank of New York as trustee, relating to $100,000,000 aggregate principal amount of 7½% Senior Notes due 2008; Specimen Certificate of 7½% Senior Notes due 2008 (private notes); and Specimen Certificate at 7½% Senior Notes due 2008 (public notes).	Note	(5)

4.6	Indenture, dated as of May 1, 2001, among the Company, the Guarantors named therein and The Bank of New York as trustee, relating to $200,000,000 aggregate principal amount of 7¼% Senior Notes due 2011; Specimen Certificate of 7¼% Senior Notes due 2011 (private notes); and Specimen Certificate of 7¼% Senior Notes due 2011 (public notes).	Note	(6)

4.7	Indenture, dated as of November 19, 2002, between the Company, the guarantors named therein and The Bank of New York Trust Company of Florida as trustee, relating to $150,000,000 aggregate principal amount of 5.5% Senior Notes due 2012 (private notes) Specimen Certificate of 5.5% Senior Notes due 2012 (private notes); and Specimen Certificate of 5.5% Senior Notes due 2012 (public notes).	Note	(7)

4.8	Registration Rights Agreement dated as of November 19, 2002, among the Company and Salomon Smith Barney Inc.	Note	(8)

5.1	Opinion of James F. Maroney III, Esq.	9

23.1	Consent of James F. Maroney III, Esq. (included in Exhibit 5.1).	9

23.2	Consent of Ernst & Young LLP.	10

24	Power of Attorney (included in the signature page to this Registration Statement).	6

(1)	Incorporated by reference to the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2000 filed on March 9, 2001.
(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (No. 33-43525), filed October 24, 1991.
(3)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on January 16, 1996.
(4)	Incorporated by reference to the Company’s Current Report on 8-K Filed on March 20, 1997.
(5)	Incorporated by reference to the Company’s Registration Statement on Form S-4 (No. 333-51115), filed April 27, 1998.
(6)	Incorporated by reference to the Company’s Registration Statement on Form S-4 (No. 333-64226), filed on June 29, 2001.
(7)	Incorporated by reference to the Company’s Registration Statement on Form S-4 (No. 333-102162), filed on December 23, 2002.
(8)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 11, 2002.